Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registrations Statements (Form S-8) listed below of our report dated September 10, 1997, with respect to the consolidated financial statements of America Online, Inc., included in the Annual Report (Form 10-K) for the year ended June 30, 1997.


1)  No. 33-46607    8)   No. 33-91050     15)  No. 333-21921
2)  No. 33-48447    9)   No. 33-94000     16)  No. 333-22027
3)  No. 33-78066    10)  No. 33-94004
4)  No. 33-86392    11)  No. 333-00416
5)  No. 33-86394    12)  No. 333-02460
6)  No. 33-86396    13)  No. 333-07163
7)  No. 33-90174    14)  No. 333-07603


                                   ERNST & YOUNG LLP


                                   /S/ERNST & YOUNG LLP


Vienna, Virginia
September 29, 1997